Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

OF

FLAGSHIP PATIENT ADVOCATES, INC.
(a Delaware corporation)

INTO

PATIENTS & PHYSICIANS, INC.
(a Delaware corporation)

(Pursuant to Section 253 of the General Corporation Law of Delaware)

It is hereby certified that:

1. Patients & Physicians, Inc. (hereinafter referred to as the “Corporation”) is a business corporation of the State of Delaware.

2. The Corporation is the owner of all of the outstanding shares of the stock of Flagship Patient Advocates, Inc., which is also a business corporation of the State of Delaware.

3. On November 13, 2006, the Board of Directors of the Corporation adopted the following resolutions to merge Flagship Patient Advocates, Inc. into the Corporation:

RESOLVED that Flagship Patient Advocates, Inc. be merged into this Corporation, and that all of the estate, property, rights, privileges, powers and franchises of Flagship Patient Advocates, Inc. be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by Flagship Patient Advocates, Inc. in its name.

RESOLVED that this Corporation shall assume all of the obligations of Flagship Patient Advocates, Inc.

RESOLVED that in connection with the merger, the surviving Corporation shall change its name to “Flagship Global Health, Inc.”

RESOLVED that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction.

RESOLVED that the effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions, and the time when the merger therein provided for, shall become effective shall be January 12, 2007.

In witness whereof, said Patients & Physicians, Inc. has caused its corporate seal to be affixed and this certificate to be signed by Fred F. Nazem, its authorized officer, this 12th day of January, 2007.

PATIENTS & PHYSICIANS, INC.

By:	/s/ Fred F. Nazem
Fred F. Nazem, Chairman of the Board
of Directors and Chief Executive Officer